Exhibit 99.1

To Our Shareholders:

Southern Michigan Bancorp, Inc. reported net income of $1.2 million for the first quarter of 2008, an increase of approximately 23 percent over the $978,000 in net income from the same period in 2007. Earnings per share for the quarter totaled $.52 compared with $.55 per share for the first quarter of 2007. Earnings per share totals were impacted principally by an increased number of shares outstanding attributable to last year's acquisition of FNB Financial Corporation by Southern.

At its March meeting, the Board of Directors approved payment of a quarterly dividend of $.20 per share. Southern has paid a cash dividend each year but one since opening for business in 1872. For the first quarter, Southern earned a return on average assets of 0.99 percent and a return on average equity of 10.26 percent.

The first quarter of 2008 represents the first complete reporting period for the combined operations of Southern Michigan Bank & Trust and FNB Financial, our new Three Rivers affiliate. Southern Michigan Bancorp, compared with a year ago, increased total assets to $480.4 million from $340.5 million; gross loans to $334.9 million from $253.3 million; and total deposits to $400.4 million from $292.9 million. While we have not been immune from the severe downturn in the Michigan economy affecting most financial institutions throughout the region, our net charge-offs of $197,000 represented .24 percent of total loans annualized. In addition, we added $350,000 to our reserve for loan losses which now totals 1.58 percent of total loans.

The streamlining of our back office operations corporate-wide accelerated during the quarter. In April, we successfully completed the conversion of the FNB operating system to the company's core system. Over the next several months, we will standardize Trust accounting and other duplicative operations functions that will enable Southern to realize substantial reductions in operating costs into next year. Most gratifying has been the efforts of our Southern officers and staff to implement these important changes with minimal effect on customer service.

Our FNB affiliate Chairman and President/CEO Rick Dyer announced recently the appointment of Thomas Meyer to the FNB Board of Directors. Tom is a life-long resident of Three Rivers and a founder/partner of Meyer Ventures, LLC, a real estate development firm that has been instrumental in purchasing and renovating downtown Three Rivers buildings and businesses. His vast experience and knowledge of the region will be invaluable to both FNB and Southern in identifying new and creative ways to serve clients throughout our tri-state market.

All of us in the Southern family were deeply saddened by the recent passing of former Southern Chairman & Chief Executive Officer Jerry Towns. Jerry served Southern for more than a quarter of a century, beginning as Vice President & Commercial Lender in 1972 until his retirement as Chairman in 1998. Jerry was a thoughtful and insightful source of counsel and advice to me as well as to his colleagues on Southern's board of directors. He will be missed by all and fondly remembered.

We are in the midst of one of the most challenging economic and financial services environments in recent memory. Southern's prudent approach to day-to-day decision-making has enabled us to weather the turbulent market conditions more effectively than many of our counterparts. We appreciate your support and welcome your comments and suggestions.

Respectfully,

/s/ John H. Castle

John H. Castle
Chairman & Chief Executive Officer